Exhibit 3.1
A. General Provisions
TRANSFER AND ASSUMPTION AGREEMENT
TRANSFER AND ASSUMPTION AGREEMENT
SHARE TRANSFER AGREEMENT
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF DESIGNATION
MASTER SERVICES AGREEMENT
TAX SHARING AGREEMENT
EMPLOYMENT AGREEMENT WITH BHARAT B. MASRANI
EMPLOYMENT AGREEMENT WITH RICHARD J. RZASA
THE TORONTO-DOMINION 2000 STOCK INCENTIVE PLAN
AMENDMENT TO THE MASTER SERVICE AGREEMENT
AMENDMENT TO THE MASTER SERVICE AGREEMENT
COVERED EMPLOYEE CASH INCENTIVE PLAN
LIST OF SUBSIDIARIES
FINANCIAL DATA SCHEDULE

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TD WATERHOUSE GROUP, INC.

      The name of the Corporation is TD Waterhouse Group, Inc., the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 21, 1999 under the name TD Waterhouse Securities, Inc. The amended and restated Certificate of Incorporation of the Corporation is hereby further amended and restated to read in its entirety as follows:

      First. The name of the Corporation is TD Waterhouse Group, Inc.

      Second. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent at that address is The Corporation Trust Company.

      Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      Fourth. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 900 million, consisting of (1) 100 million shares of preferred stock, par value $.01 per share (“Preferred Stock”), (2) 700 million shares of common stock, par value $.01 per share (“Common Stock”), and (3) 100 million shares of series common stock, par value $.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

      A. General Provisions

      (1) Preferred Stock. In addition to the initial series of Special Voting Preferred stock established in Article Fourth, Section B below, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

      (2) Series Common Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

      (3) Common Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to issue additional shares of Common Stock without stockholder approval.

      (4) Voting. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

      B. Special Voting Preferred Stock Provisions

      (1) Designation and Size of Issue. (a) The designation of the series of Preferred Stock shall be “Special Voting Preferred Stock” (herein referred to as the “Special Voting Preferred Stock”), and the number of shares constituting the Special Voting Preferred Stock shall be one (1) share.

(b) Any share of Special Voting Preferred Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such share is once more designated as part of a particular series by the Board of Directors.

      (2) Voting Rights. (a) General. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the holder of record of the share of Special Voting Preferred Stock shall have a number of votes equal to the number of exchangeable preference shares (“Exchangeable Shares”) of TD Waterhouse Investor Services (Canada) Inc., an Ontario corporation (“TD Waterhouse Canada”), outstanding from time to time which are not owned by the Corporation or any of its subsidiaries, in each case for the election of directors and on all matters submitted generally to a vote of stockholders of the Corporation.

(b) Common Stock and Special Voting Preferred Stock Identical in Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Special Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

(c) Special Class Vote. Notwithstanding the foregoing or any other provision of the Certificate of Incorporation, the Corporation shall not, without the consent of the holder of the Special Voting Preferred Stock, voting as a separate class, (i) alter or change the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the voting powers, preferences or special rights of the Special Voting Preferred Stock, or (ii) create or issue additional shares of Special Voting Preferred Stock.

      (3) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Voting Preferred Stock shall not be entitled to participate in any distribution of assets of the Corporation. For the purposes of this Article Fourth, Section B(3), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

      (4) Dividends. The holder of the Special Voting Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

      (5) Conversion or Exchange. The holder of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation or of any other person.

      (6) Redemption. The share of Special Voting Preferred Stock shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any of its subsidiaries), shall be outstanding, and there are no shares of stock, debt, options or other agreements of TD Waterhouse Canada which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation or any of its subsidiaries), the Special Voting Preferred Stock shall automatically be redeemed by the Corporation without the payment of any consideration by the Corporation and shall thereupon be cancelled and retired in accordance with Article Fourth, Section B(1)(b) hereof.

      (7) Transfer Provisions. The share of Special Voting Preferred Stock, and any interest therein, may not be transferred, assigned or otherwise disposed of without the prior approval of the Board of Directors of the Corporation. Any attempted transfer, assignment or other disposition in violation of this provision shall be void and of no force or effect.

      Fifth.  (1) (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the first succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Until such date as The Toronto-Dominion Bank (“Toronto-Dominion”) beneficially owns less than 50 percent of the voting power of the Corporation’s outstanding capital stock (the “Trigger Date”), directors may be removed at any time, with or without cause, by the affirmative vote of a majority in voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting as a single class. Following the Trigger Date, directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

(b) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including the terms of any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fifth, Section (1) (a) unless expressly provided by such terms.

(c) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five (5) nor more than twenty (20) members. Subject to the foregoing limitation, the number of directors shall be fixed from time to time solely by the Board of Directors, by the affirmative vote of a majority of the directors constituting the authorized number of directors.

(d) All of the powers of the Corporation, exercisable by authority of law or under this Amended and Restated Certificate of Incorporation, or otherwise, shall be vested in and exercised by, or by the authority of, the Board of Directors, except as limited by law, this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation. The Board of Directors may, by resolution or otherwise, create, or the by-laws may provide for, such committees of the Board of Directors as the Board shall see fit or the by-laws shall provide for, and such committees shall have and may exercise any and all such powers, subject to applicable law, as the Board of Directors, by resolution, or the by-laws, may provide.

      (2) Vacancies. In case any director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall only be filled by a majority vote of the remaining directors then in office or if no directors shall then be remaining in office, then the holders of the shares of Common Stock may, at a special meeting of such holders called in accordance with the by-laws of the Corporation, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

      (3) Quorum. In addition to the requirements under applicable law and the by-laws of the Corporation, a quorum for transaction of business at any meeting of the directors shall require the presence of at least a majority of the directors.

      Sixth. (1) To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, if a director or officer of the Corporation, by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Corporation, partnership, limited liability company, joint venture, trust or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. The Corporation shall not be required to indemnify any person if such person did not act in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(b) The Corporation (i) shall promptly pay expenses incurred by any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section (1) or (ii) may promptly pay expenses incurred by any person whom the Corporation has determined to indemnify pursuant to the third sentence of subsection (a) of this Article Sixth, Section (1), in each case in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation and upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article Sixth.

(c) The Corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article Sixth, Section (1) against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Sixth, Section (1) or otherwise.

(d) The provisions of this Article Sixth, Section (1) shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article Sixth, Section (1) shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article Sixth, Section (1) and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article Sixth, Section (1) shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Sixth, Section (1) shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section (1) shall be made to the fullest extent permitted by law.

(e) For purposes of this Article Sixth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(f) Any indemnification under Article Sixth, Section (1)(a) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Article Sixth, Section (1)(a). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (I) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (II) by a committee of such directors designated by majority vote of such directors, event though less than a quorum, or (III) if there are no such directors, or if such directors so direct, by independent legal counsel (compensated by the Corporation) in a written opinion, or (IV) by the stockholders.

      (2) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

      Seventh. The officers of the Corporation shall be a Deputy Chairman, a President, a Vice Chairman, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President and one or more of whom may be designated a Senior Vice President), a Treasurer, a Secretary, a Chief Executive Officer, a Chief Operating Officer and such other officers as may be authorized pursuant to the authority conferred by the by-laws, all of whom shall be appointed by or by the authority of the Board of Directors and serve at the pleasure of the Board of Directors in accordance with and subject to the provisions of the by-laws. There may be a Chairman of the Board of Directors who shall be appointed by the Board of Directors from its own members and who shall have such powers as may be prescribed by the by-laws or, if and to the extent that the by-laws shall not so prescribe, by the Board of Directors.

      Eighth. (1) In anticipation that the Corporation will cease to be a wholly-owned subsidiary of Toronto-Dominion, but that Toronto-Dominion will remain a substantial stockholder of the Corporation, and in anticipation that the Corporation and Toronto-Dominion may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Toronto-Dominion (including possible service of officers and directors of Toronto-Dominion as officers and directors of the Corporation), the provisions of this Article Eighth are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Toronto-Dominion and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

      (2) Toronto-Dominion shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and neither Toronto-Dominion nor any officer or director thereof (except as provided in paragraph (3) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Toronto-Dominion. In the event that Toronto-Dominion acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Toronto-Dominion and the Corporation, Toronto-Dominion shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Toronto-Dominion pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

      (3) In the event that a director or officer of the Corporation who is also a director or officer of Toronto-Dominion acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Toronto-Dominion, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a) A corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Toronto-Dominion, shall belong to the Corporation; (b) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Toronto-Dominion, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to Toronto-Dominion; and (c) a corporate opportunity offered to any person who is an officer of both the Corporation and Toronto-Dominion shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Corporation, and otherwise shall belong to Toronto-Dominion.

      (4) Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eighth.

      (5) For purposes of this Article Eighth only:

(a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such person is a full-time employee of the Corporation; and

(b) (1) The term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests and (2) the term “Toronto-Dominion” shall mean Toronto-Dominion and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, defined in accordance with clause (1) of this paragraph 5 (b)) in which Toronto-Dominion beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

      (6) Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, (i) the foregoing provisions of this Article Eighth shall expire on the date that Toronto-Dominion ceases to own beneficially Common Stock representing at least 10% of the total voting power of all classes of outstanding voting stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of Toronto-Dominion; and (ii) in addition to any vote of the stockholders required by this Amended and Restated Certificate of Incorporation, until the time that Toronto-Dominion ceases to own beneficially Common Stock representing at least 10% of the total voting power of all classes of outstanding Common Stock of the Corporation, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding voting stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Toronto-Dominion, or adopt any provision adverse to the interests of Toronto-Dominion and inconsistent with, any provision of this Article Eighth. Neither the alteration, amendment or repeal of this Article Eighth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

      Ninth. The Corporation is to have perpetual existence.

      Tenth. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

      Eleventh. (1) Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be effected at a duly called annual or special meeting of such holders or by written consent of such holders in lieu of a meeting. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer of the Corporation or by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

      (2) Notwithstanding the foregoing, after the Trigger Date, any action required or permitted to be taken by the holders of the Common Stock of the Corporation may only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of such holders in lieu of a meeting.

      Twelfth. The Board of Directors shall have the authority to make, amend, alter, change, add to or repeal the by-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the by-laws made by the Board of Directors; provided that notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-laws which is to the same effect as Article Fifth, Section (1), Article Fifth, Section (3), Article Eleventh, and Article Twelfth of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

      Thirteenth. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article Fifth, Section (1), Article Fifth, Section (3), Article Eleventh, Article Twelfth or this Article Thirteenth or to adopt any provision inconsistent therewith.

      TD WATERHOUSE GROUP, INC. does hereby further certify that this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and by unanimous written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, TD Waterhouse Group, Inc. has caused its corporate seal to be hereunder affixed and this certificate to be signed by Richard H. Neiman, its Secretary, this 25th day of June, 1999.

TD WATERHOUSE GROUP, INC.

By: /s/ Richard H. Neiman

Name: Richard H. Neiman

Title: Secretary